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                     SUBSIDIARIES OF U.S. HOME & GARDEN INC.

                                                       STATE OF INCORPORATION
NAME OF SUBSIDIARY                                        OR ORGANIZATION
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Easy Gardener, Inc.                                           Delaware

Emerald Products Corp.                                        Delaware

Golden West Agri-Products, Inc.                               California

Weatherly Consumer Products Group, Inc.*                      Delaware

Weatherly Consumer Products, Inc.+                            Delaware

Weed Wizard Acquisition Corp.*                                Delaware

U. S. Home & Gardent Trust I                                  Delaware

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* Subsidiary of Easy Gardener, Inc.

+ Subsidiary of Weatherly Consumer Products Group, Inc.